UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. __________)(1)


                                Weeks Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)


                8% Series A Cumulative Redeemable Preferred Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    94856P201
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                November 6, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 94856P201                                                               Page 2 of 10 Pages
----------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Capital Management, L.P.
----------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                          (a) [ ]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
----------------------------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES               1,400,000
                       -----------------------------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

     OWNED BY EACH           None
                       -----------------------------------------------------------------------------
       REPORTING       7     SOLE DISPOSITIVE POWER

        PERSON               1,400,000
                       -----------------------------------------------------------------------------
         WITH          8     SHARED DISPOSITIVE POWER

                             None
----------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,400,000 shares of 8% Series A Cumulative Redeemable Preferred Stock
----------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*          [ ]

----------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             18.92%
----------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             PN
====================================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

CUSIP No. 94856P201                                                               Page 3 of 10 Pages
----------------------------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             AEW TSF, L.L.C.
----------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                          (a) [ ]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
----------------------------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES               1,400,000
                             ------------------------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              None
                             ------------------------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING             1,400,000
                             ------------------------------------------------------------------------
        PERSON         8     SHARED DISPOSITIVE POWER

         WITH                None
----------------------------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,400,000 shares of 8% Series A Cumulative Redeemable Preferred Stock
----------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*          [ ]

----------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             18.92%
----------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             OO
====================================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

CUSIP No.94856P201                                                                Page 4 of 10 Pages
----------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW TSF, Inc.
----------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                          (a) [ ]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES               1,400,000
                             ------------------------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              None
                             ------------------------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING             1,400,000
                             ------------------------------------------------------------------------
        PERSON         8     SHARED DISPOSITIVE POWER

         WITH                None
----------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,400,000 shares of 8% Series A Cumulative Redeemable Preferred Stock
----------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*          [ ]

----------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             18.92%
----------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             CO
====================================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

CUSIP No.94856P201                                                                Page 5 of 10 Pages
----------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Capital Management, Inc.
----------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a) [ ]
                                                                                              (b) [ ]
----------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
----------------------------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES               1,400,000
                             ------------------------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              None
                             ------------------------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING             1,400,000
                             ------------------------------------------------------------------------
        PERSON         8     SHARED DISPOSITIVE POWER

         WITH                None
----------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,400,000 shares of 8% Series A Cumulative Redeemable Preferred Stock
----------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                [ ]

----------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             18.92%
----------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             CO
====================================================================================================

                                  SCHEDULE 13G

CUSIP No.94856P201                                                                Page 6 of 10 Pages
----------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Targeted Securities Fund, L.P.
----------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a) [ ]
                                                                                              (b) [ ]
----------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES               1,400,000
                             ------------------------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              None
                             ------------------------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING             1,400,000
                             ------------------------------------------------------------------------
        PERSON         8     SHARED DISPOSITIVE POWER

         WITH                None
----------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,400,000 shares of 8% Series A Cumulative Redeemable Preferred Stock
----------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                [ ]

----------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             18.92%
----------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             LP
====================================================================================================

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        Name of Issuer:
                  ---------------

                  Weeks Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  4497 Park Drive
                  Norcross, Georgia 30093

Item 2(a).        Names of Person Filing:

                  AEW Capital Management, L.P.
                  AEW Capital Management, Inc.
                  AEW TSF, L.L.C.
                  AEW TSF, Inc.
                  AEW Targeted Securities Fund, L.P.

Item 2(b).        Business Mailing Address for the Person Filing:
                  -----------------------------------------------

                  225 Franklin Street
                  Boston, MA 02110


Item 2(c).        Citizenship:
                  ------------

                  Massachusetts for AEW Capital Management, Inc.
                  Delaware for all other entities

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  8% Series A Cumulative Redeemable Preferred Stock

Item 2(e).        CUSIP Number:
                  -------------

                  94856P201

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
        -------------------------------------------------------------------

                  Not Applicable


Item 4.  Ownership:
         ----------

                  (a) Amount Beneficially Owned:

                       1,400,000 shares of 8% Series A Cumulative Preferred Stock

                  (b) Percent of Class:

                       18.92%

                  (c) Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:
                             1,400,000 shares of 8% Series A Cumulative
                             Preferred Stock

                       (ii)  shared power to vote or to direct the vote:
                             None

                       (iii) sole power to dispose or to direct the
                             disposition of: 1,400,000 shares of 8%
                             Series A Cumulative Redeemable Preferred Stock

                       (iv) shared power to dispose or to direct the disposition of:

                                  Page 7 of 10


                             None

Item 5.  Ownership of Five Percent or Less of a Class:
         ---------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ----------------------------------------------------------------

                  Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company:
         ----------------------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ----------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         -------------------------------

                  Not Applicable

Item 10.          Certification:
                  --------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:
                   AEW CAPITAL MANAGEMENT, L.P.

                   By:      AEW Capital Management, Inc., its general partner

                   By:      /s/ James J. Finnegan
                            ---------------------
                            Name:  James J. Finnegan
                            Title:  Vice President


                   AEW CAPITAL MANAGEMENT, INC.

                   By:      /s/ James J. Finnegan
                            ---------------------
                            Name:  James J. Finnegan
                            Title:  Vice President

                   AEW TSF, L.L.C.

                   By:      AEW TSF, Inc., its managing member


                   By:      /s/ James J. Finnegan
                            ---------------------
                            Name: James J. Finnegan
                            Title: Vice President


                   AEW TSF, Inc.

                   By:      /s/ James J. Finnegan
                            ---------------------
                            Name: James J. Finnegan
                            Title: Vice President


                   AEW Targeted Securities Fund, L.P.

                    By:      AEW TSF, L.L.C., its general partner

                    By:      AEW TSF, Inc., its managing member

                    By:      /s/ James J. Finnegan
                            ---------------------
                             Name: James J. Finnegan
                             Title: Vice President

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the 8% Series A Cumulative Redeemable Preferred Stock of Weeks Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be
executed on their behalf this     day of November, 1998.

                    AEW CAPITAL MANAGEMENT, L.P.
                    By:      AEW Capital Management, Inc., its general
                             partner

                    By:      /s/ James J. Finnegan
                             ---------------------
                             Name:  James J. Finnegan
                             Title:  Vice President

                    AEW CAPITAL MANAGEMENT, INC.
                    By:      /s/ James J. Finnegan
                             ---------------------
                             Name:  James J. Finnegan
                             Title:  Vice President


                    AEW TSF, L.L.C.
                    By:      AEW TSF, Inc., its managing member


                    By:      /s/ James J. Finnegan
                             ---------------------
                             Name: James J. Finnegan
                             Title: Vice President


                    AEW TSF, Inc.
                    By:      /s/ James J. Finnegan
                             ---------------------
                             Name: James J. Finnegan
                             Title: Vice President


                    AEW Targeted Securities Fund, L.P.
                    By:      AEW TSF, L.L.C., its general partner

                    By:      AEW TSF, Inc., its managing member

                    By:      /s/ James J. Finnegan
                             ---------------------
                             Name: James J. Finnegan
                             Title: Vice President